UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2014

THE BABCOCK & WILCOX COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	001-34658	80-0558025
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13024 BALLANTYNE CORPORATE PLACE
SUITE 700
CHARLOTTE, NORTH CAROLINA	28277
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including Area Code: (704) 625-4900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 24, 2014, The Babcock & Wilcox Company (“B&W”) entered into a Second Amended and Restated Credit Agreement (the “New Credit Agreement”) with a syndicate of lenders and letter of credit issuers, and Bank of America, N.A., as administrative agent, which amends and restates our existing secured credit facility. A summary of the New Credit Agreement and the related Second Amended and Restated Pledge and Security Agreement is set forth below and is qualified in its entirety to the complete text of such agreements, which are attached as Exhibits 10.1 and 10.2, respectively, to this Report and incorporated by reference herein.

The New Credit Agreement provides for (1) revolving credit borrowings and issuances of letters of credit in an aggregate amount of up to $1.0 billion and (2) a term loan facility of up to $300.0 million, $150 million of which was drawn on the closing date of the New Credit Agreement. The remaining $150.0 million commitment for the term loan expires on December 31, 2014 if it is not drawn before then. The credit facility is scheduled to mature on June 24, 2019. The proceeds of the New Credit Agreement are available for the issuance of letters of credit, working capital needs and other general corporate purposes. Upon the closing of the New Credit Agreement, we had approximately $226.2 million in outstanding borrowings, including the $150.0 million term loan drawn at closing, and approximately $157.7 million of outstanding letters of credit under the New Credit Agreement. This left B&W with approximately $766.1 million of available capacity for additional borrowings and letters of credit under the New Credit Agreement as of the same date, as well as $150.0 million available until December 31, 2014 for an additional term loan borrowing.

The New Credit Agreement includes provisions for additional financial institutions to become lenders, or for any existing lender to increase its commitment thereunder, subject to an aggregate maximum of $400 million for all incremental term loan, revolving credit borrowings and letter of credit commitments.

The New Credit Agreement is guaranteed by substantially all of B&W’s wholly owned domestic subsidiaries. Obligations under the New Credit Agreement are secured by first-priority liens on certain assets owned by B&W and the guarantors (other than our subsidiaries comprising our Nuclear Operations and Technical Services segments). If the corporate family rating of B&W and its subsidiaries from Moody’s is Baa3 or better (with a stable outlook or better), the corporate rating of B&W and its subsidiaries from S&P is BBB- or better (with a stable outlook or better), and other conditions are met, the liens securing obligations under the New Credit Agreement will be released, subject to reinstatement upon the terms set forth in the New Credit Agreement. B&W’s current corporate family rating from Moody’s is Ba1 and its corporate rating from S&P is BB+.

The New Credit Agreement requires interest payments on revolving loans on a periodic basis until maturity. We are also required to make quarterly amortization payments on the term loan portion of the New Credit Agreement in an amount equal to 1.25% of the aggregate principal amount of the term loan facility that is utilized. We may prepay all loans under the New Credit Agreement at any time without premium or penalty (other than customary LIBOR breakage costs), subject to notice requirements. We are also required to make certain prepayments on any outstanding term loans under the New Credit Agreement after receipt of cash proceeds from certain asset sales or other events, subject to certain exceptions and our right to reinvest such proceeds in certain circumstances, all as more particularly set forth in the New Credit Agreement.

Loans outstanding under the New Credit Agreement bear interest at our option at either the Eurocurrency rate plus a margin ranging from 1.25% to 2.00% per year or the base rate (the highest of the Federal Funds rate plus 0.50%, the one month Eurocurrency rate plus 1.00%, or the administrative agent’s prime rate) plus a margin ranging from 0.25% to 1.00% per year. The applicable margin for loans varies depending on the credit ratings of the New Credit Agreement. Under the New Credit Agreement, we are charged a commitment fee on the unused portions of the New Credit Agreement, and that fee varies between 0.200% and 0.350% per year depending on the credit ratings of the New Credit Agreement. Additionally, we are charged a letter of credit fee of between 1.250% and 2.000% per year with respect to the amount of each financial letter of credit issued under the New Credit Agreement and a letter of credit fee of between 0.725% and 1.125% per year with respect to the amount of each performance letter of credit issued under the New Credit Agreement, in each case depending on the credit ratings of the New Credit Agreement. We also pay customary fronting fees and other fees and expenses in connection with the issuance of letters of credit under the New Credit Agreement. In connection with entering into the New Credit Agreement, we paid upfront fees to the lenders thereunder, and arrangement and other fees to the arrangers and agents of the New Credit Agreement.

Based on the current credit ratings of the New Credit Agreement, beginning in August 2014 the applicable margin for Eurocurrency rate loans will be 1.375%, the applicable margin for base rate loans will be 0.375%, the letter of credit fee for financial letters of credit will be 1.375%, the letter of credit fee for performance letters of credit will be 0.80%, and the commitment fee for unused portions of the New Credit Agreement will be 0.225%. The New Credit Agreement does not have a floor for the base rate or the Eurocurrency rate.

The New Credit Agreement includes financial covenants that will be tested on a quarterly basis, based on the rolling four-quarter period that ends on the last day of each fiscal quarter, commencing with the fiscal quarter ending June 30, 2014. The maximum permitted leverage ratio is 3.00 to 1.00, which ratio may be increased to 3.25 to 1.00 for up to four consecutive fiscal quarters after a material acquisition. The minimum consolidated interest coverage ratio is 4.00 to 1.00. In addition, the New Credit Agreement contains various covenants that, among other restrictions, limit B&W’s and its subsidiaries’ ability to:

•	incur or assume indebtedness;

•	grant or assume liens;

•	make acquisitions or engage in mergers;

•	sell, transfer, assign or convey assets;

•	make investments;

•	repurchase equity, make dividends or prepay subordinated debt;

•	change the nature of its business;

•	engage in transactions with affiliates;

•	enter into a variety of potentially burdensome agreements;

•	enter into speculative hedging contracts; and

•	enter into sale and leaseback transactions.

The New Credit Agreement generally includes customary events of default for a secured credit facility. If an event of default relating to bankruptcy or other insolvency events with respect to B&W occurs under the New Credit Agreement, all obligations under the New Credit Agreement will immediately become due and payable. If any other event of default exists under the New Credit Agreement, the lenders may accelerate the maturity of the obligations outstanding under the New Credit Agreement and exercise other rights and remedies. In addition, if any event of default exists under the New Credit Agreement, the lenders may commence foreclosure or other actions against the collateral.

If any default occurs under the New Credit Agreement, or if we are unable to make any of the representations and warranties in the New Credit Agreement, we will be unable to borrow funds or have letters of credit issued under the New Credit Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information included or incorporated by reference in Item 1.01 of this Current Report on Form 8-K (this “Report”) is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Second Amended and Restated Credit Agreement, dated as of June 24, 2014, entered into by and among The Babcock & Wilcox Company, certain lenders and letter of credit issuers executing the signature pages thereto and Bank of America, N.A., as administrative agent.

10.2	Second Amended and Restated Pledge and Security Agreement, dated as of June 24, 2014, entered into by and among The Babcock & Wilcox Company and certain of its subsidiaries in favor of Bank of America, N.A., as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE BABCOCK & WILCOX COMPANY

By:	/s/ David S. Black
David S. Black
Vice President and Chief Accounting Officer

June 26, 2014

Index to Exhibits

Exhibit No.

10.1	Second Amended and Restated Credit Agreement, dated as of June 24, 2014, entered into by and among The Babcock & Wilcox Company, certain lenders and letter of credit issuers executing the signature pages thereto and Bank of America, N.A., as administrative agent.

10.2	Second Amended and Restated Pledge and Security Agreement, dated as of June 24, 2014, entered into by and among The Babcock & Wilcox Company and certain of its subsidiaries in favor of Bank of America, N.A., as administrative agent.